CONFIDENTIAL

GLOBAL CUSTODY SERVICES

•	Fees for Initial free receipt of assets transferring into MUFG Union Bank, N.A. waived	EFFECTIVE SEPTEMBER 2016

Assets Based fees:
Depository Eligible[1] $0.00 - $500 Million	1 basis point (0.01%)
Depository Eligible Above $500 Million	1/2 basis point (0.0050%)
Depository Ineligible[2]	5 basis point (0.05%)
Transaction Charges:
Depository Eligible[1] Transactions	Waived
Depository Ineligible[2] Transactions	$10.00
Principal Pay-downs	$3.00
Disbursements (ChecksI WiresI ACH)	$10.00
Third Party FX	$35.00
Minimum Annual Fees (per Account - assessed each fee cycle):
Domestic Funds (USD Base currency)	$5,000.00
International Funds (Multi-currency)	$10,000.00
Collateral Accounts	quoted separately
Sub-Account (same IA, same Fund)	$2,500.00

Class Action Service Fee	6% of recovered funds

Acknowledgement

BROWN CAPITAL MANAGEMENT MUTUAL FUNDS

Client Name

/s/ Keith A. Lee	3/27/18

Authorized Client Representative	Date

/s/ Brian A. Swanson	3/27/18

MUFG Union Bank, N.A., Representative	Date

Market value used for fee calculations may differ slightly from market values on client statements due to posting of accruals, late pricing of securities, and/or other timing issues.

A transaction is defined as any activity affecting assets including purchases, sales, tender offers, stock dividends, free deliveries, free receipts, maturities, exchanges, redemptions, etc.

Union Bank will pass on to the Client out-of-pocket fees including, but not limited to, securities movements associated with securities lending, courier expense, registration fees, stamp duties, custom reporting or custom programming, proxy voting and expenses associated with additional paper statements. Fees for international wires and non-standard services are quoted separately.

You may be assessed an overdraft charge for any negative balance in your account, provided such advance or overdraft is not related to Bank errors, omissions, or processes. Please see Appendix 1 (Overdrafts) for additional information.

Fees are assessed monthly unless otherwise agreed. This fee schedule is subject to change upon thirty (30) days’ written notice.

1 DTC, Fed, or similar, Includes Cash Sweep.
2 Physical Securities, Options, Vault, Held-Away, etc.

Version: September 2016 ©2015 Mitsubishi UFJ Financial Group, Inc. All rights reserved. Union Bank is a registered trademark and brand name of MUFG Union Bank, N.A., Member FDIC.

CONFIDENTAL

GLOBAL CUSTODY SERVICE
Schedule of Fees – Effective September, 2016

MARKETS	CUSTODY FEE (BP)	TRANSACTION FEE
Argentina	15	35
Australia	3	35
Austria	5	35
Bahrain	50	150
Bangladesh	30	100
Belgium	3	35
Bermuda	20	100
Botswana	40	125
Brazil	30	50
Bulgaria	30	150
Burkina Faso	50	150
Canada	1	75
Cayman Islands	50	125
Channel Islands	2	50
Chile	30	75
China - Hong Kong	3	25
China - Shanghai	15	100
China - Shenzhen	15	100
Colombia	40	125
Costa Rica	20	75
Croatia	30	75
Cyprus	10	50
Czech Republic	20	75
Denmark	5	50
Ecuador	40	150
Egypt	35	100
Estonia	50	50
Euroclear	2	25
Finland	2	50
France	2	50
Germany	2	50
Ghana	35	75
Greece	10	50
Guinea Bissau	50	150
Hungary	20	35
Iceland	2	35
India	10	100
Indonesia	10	75
Ireland	3	50
Israel	30	50
Italy	2	25
Ivory Coast	50	150
Jamaica	40	125
Japan	2	25
Jordan	40	100
Kazakhstan	60	150
Kenya	40	125
Kuwait	40	125
Latvia	10	50
Lebanon	40	125
Lithuania	10	50
Luxembourg	5	25
Malaysia	10	75
Mali	50	150
Malta	25	75
Mauritius	35	125
Mexico	10	50
Morocco	10	75
Namibia	35	100
Netherlands	3	35
New Zealand	5	50
Niger	50	125
Nigeria	35	75
Norway	3	50
Oman	60	150
Pakistan	30	100
Palestinian Autonomous Area	50	125
Panama	60	100
Peru	50	100
Philippines	10	75
Poland	15	50
Portugal	10	75
Qatar	50	150
Romania	50	75
Russia	60	150
Saudi Arabia	50	125
Senegal	50	150
Serbia	60	150
Singapore	5	35
Slovak Republic	20	75
Slovenia	40	75
South Africa	5	35
South Korea	10	25
Spain	5	35
Sri Lanka	15	75
Swaziland	35	100
Sweden	2	35
Switzerland	3	35
Taiwan	15	75
Thailand	10	35
Togo	50	150
Trinidad & Tobago	35	75
Tunisia	40	50
Turkey	15	50
U.A.E.	50	150
Ukraine	50	75
United Kingdom	2	35
Uruguay	40	150
Venezuela	40	150
Vietnam	15	125
Zambia	40	125
Zimbabwe	40	125

APPENDIX 1

OVERDRAFTS

OVERDRAFTS

MUFG Union Bank, N.A. (“Custodian”) uses reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions and funds. However, if overdrafts are incurred, not attributable to the errors of Custodian or its agents, Custodian may debit the account for payment of the overdraft and Custodian’s fees and charges as set forth below. Circumstances that could lead to overdrafts resulting in debit charges include, without limitation:

•	Trade, foreign exchange or other currency movement instructions which fail due to late, incomplete, or incorrect instructions, broker, client or investment manager errors or market practice:
•	Settlement of securities transactions: or
•	Insufficient cash balance in an account due to client, investment manager or other error not attributable to Custodian or its agents.

If an overdraft was caused by an error of Custodian or its agents, Custodian will not debit charges for that overdraft.

Please refer to the applicable account agreement for more information.

CALCULATION OF DEBIT RATES

In calculating debit rates, Custodian will take the daily overdrawn balance multiplied by the applicable annual debit rate and divided by the relevant divisor shown below. Overdraft debit charges will be accrued daily and posted monthly.

Effective as of July 15, 2016, Custodian may charge the current United States federal funds rate, as announced daily by Bloomberg or another third party service as selected by Custodian, plus a spread of +2.50 (+250 bps.). Custodian may change the spread at any time.

Currency	Benchmark + Bank OD Charge	Market Divisor
USD	Fed Funds Effective + 250 bps	360 days

ADDITIONAL COSTS

Custodian reserves the right to recoup additional costs incurred as a result of the introduction or change in any law or regulation, or additional costs related to the cost of borrowing not covered by the above-mentioned rates.